UNITED STATES

SECURITIES AND
EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934

Date of report (Date of earliest event reported):
August 11, 2025

WideOpenWest, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	001-38101	46-0552948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 1000

Englewood, CO 80111

(Address of Principal Executive Offices, including Zip Code)

(720) 479-3500

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	WOW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

Overview

On August 11, 2025, WideOpenWest, Inc., a Delaware corporation (the “Company” or “WOW!”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bandit Parent, LP, a Delaware limited partnership (“Parent”), and Bandit Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger” or the “Transaction”), with the Company surviving as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of DigitalBridge Partners III, LP and Crestview Partners (“Crestview”). Crestview currently holds approximately 37% of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

The Board of Directors of the Company (the “Board”), acting on the unanimous recommendation of a special committee of the Board (the “Special Committee”) consisting of independent and disinterested directors of the Company, has approved the Merger Agreement and the transactions contemplated thereby and, subject to certain exceptions set forth in the Merger Agreement, the Board and the Special Committee have resolved to recommend that the Company’s stockholders approve the adoption of the Merger Agreement.

If the Merger is consummated, the Common Stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

Merger Consideration

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”) and subject to the terms and conditions of the Merger Agreement, each share of Common Stock (except for shares directly owned by the Company as treasury stock or otherwise, or by Parent or Merger Sub immediately prior to the Effective Time, including any shares of Common Stock which have been contributed to Parent by the Rollover Stockholders in accordance with the Support and Rollover Agreement (the “Rollover Shares”), or by any holder who is entitled to demand appraisal and has properly exercised such appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, which, in each case, will be treated as described in the Merger Agreement), will be automatically converted into the right to receive $5.20 in cash, without interest (the “Merger Consideration”), subject to any required tax withholding.

Closing Conditions

The obligation of the parties to consummate the Merger is subject to certain conditions set forth in the Merger Agreement, including (i) the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (the “Company Stockholder Approval”), (ii) the absence of any injunction or similar order by any governmental entity of competent jurisdiction in the United States, that enjoins or prohibits the consummation of the Merger and the absence of an investigation or proceeding by specified governmental entities with respect to the Merger that is ongoing, (iii) the receipt of all specified governmental consents and approvals, including the granting of the specified FCC applications and the giving of certain notices to regulatory authorities, (iv) performance by the Company, Parent and Merger Sub in all material respects of their respective obligations and agreements under the Merger Agreement, (v) subject in most instances to exceptions that do not rise to the level of a Company Material Adverse Effect or a Parent Material Adverse Effect (each as defined in the Merger Agreement), as applicable, the accuracy of representations and warranties made by the Company, Parent and Merger Sub, respectively and (vi) the absence of certain defaults or events of default under a specified contract.

The receipt of financing by Parent is not a condition to Parent’s obligation to complete the Merger.

Representations and Warranties; Covenants

The Merger Agreement contains customary representations and warranties from both the Company, Parent and Merger Sub. The Merger Agreement also contains customary covenants, including covenants by the Company, subject to certain exceptions, during the interim period between the execution of the Merger Agreement and the consummation of the Merger, to conduct its business in all material respects in the ordinary course, maintain and preserve intact, in all material respects, its current business organization, and covenants of the Company to comply with a certain specified contract.

Under the Merger Agreement, each of the Company, Parent and Merger Sub has agreed to promptly take actions needed to obtain the required regulatory approvals in order to consummate the Merger and the other transactions contemplated by the Merger Agreement. However, Parent and its subsidiaries are not required to take, or agree to, any action that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition or current operations of either the Company and its subsidiaries or Parent and its subsidiaries (in each case as measured relative to the size of the Company).

Subject to certain exceptions described in the Merger Agreement, the Company has agreed not to solicit alternative takeover proposals, engage in discussions with third parties regarding alternative takeover proposals or change the recommendation of the Board or the Special Committee to stockholders in favor of the Merger. In the event the Company receives certain qualified unsolicited takeover proposals from a third party prior to obtaining the Company Stockholder Approval, the Company may provide information to, and engage in discussions and negotiations with, the person making the takeover proposal.

Termination; Termination Fees

The Merger Agreement may be terminated by the Company and Parent by mutual agreement. In addition, either party may terminate the Merger Agreement if, among other things, (i) the Company’s stockholders do not approve the Merger at a meeting of such stockholders, or (ii) the Merger has not been consummated on or before 11:59 p.m. Eastern Time, August 11, 2026 (as it may be extended pursuant to the Merger Agreement, the “End Date”), subject to extension (a) for two 30-day periods if all closing conditions are satisfied at the initial End Date other than those relating to the specified contract, and (b) for three months if all closing conditions are satisfied at the initial End Date other than conditions relating to outstanding regulatory approvals, the absence of an injunction, investigation or proceeding and the specified contract. The Company may terminate the Merger Agreement under certain circumstances in order to enter into an alternative transaction, and Parent may terminate the Merger Agreement upon certain changes of recommendation by the Board or the Special Committee.

Upon termination of the Merger Agreement under certain specified circumstances, including upon termination due to a change in recommendation or termination by the Company to enter into an alternative transaction, the Company will be obligated to pay Parent a termination fee of approximately $15.8 million. The Merger Agreement also provides that Parent will be obligated to pay the Company a termination fee (the “Parent Termination Fee”) of approximately $31.6 million under certain specified circumstances.

Financing

Parent has obtained an equity financing commitment from DigitalBridge Partners III, LP (the “Guarantor”) to fund the transactions contemplated by the Merger Agreement. The Company is entitled to specific performance, subject to the terms and conditions of the Merger Agreement and the applicable equity commitments, to require the Guarantor to fund its equity commitment and Parent to close the transaction, if all closing conditions are met. In addition, the Guarantor has guaranteed payment of the Parent Termination Fee, as well as certain other fees and obligations that may be payable by Parent.

Important Statement Regarding the Merger Agreement

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

A copy of the Merger Agreement has been included to provide the Company’s stockholders and other security holders with information regarding its terms and is not intended to provide any factual information about the Company or Parent. The representations, warranties and covenants contained in the Merger Agreement (i) have been made solely for the purposes of the Merger Agreement and as of specific dates, (ii) were made solely for the benefit of the parties to the Merger Agreement, (iii) are not intended as statements of fact to be relied upon by the Company’s stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate, (iv) have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself, (v) may no longer be true as of a given date and (vi) may apply standards of materiality in a way that is different from what may be viewed as material by the Company’s stockholders or other security holders. The Company’s stockholders and other security holders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, Parent, the Company, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the filings that the Company makes with the U.S. Securities and Exchange Commission (the “SEC”).

Support and Rollover Agreement

Concurrently with the execution of the Merger Agreement, certain stockholders of the Company (the “Rollover Stockholders”) and their representative entered into a voting, support and rollover agreement with the Company and Parent, dated as of the date of the Merger Agreement (the “Support and Rollover Agreement”), pursuant to which, among other things, each such Rollover Stockholder has agreed (a) to support and vote for the transactions contemplated by the Merger Agreement and (b) to contribute the Rollover Shares to Merger Sub, ultimately in exchange for equity of Parent. The Support and Rollover Agreement includes customary transfer restrictions, subject to certain exceptions. The Support and Rollover Agreement terminates upon the earlier to occur of (i) the Effective Time, and (ii) the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Support and Rollover Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Support and Rollover Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by this reference. The Support and Rollover Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent or the Rollover Stockholders. Moreover, the representations and warranties in the Support and Rollover Agreement were used for the purposes of allocating risk among the Company, Parent and the Rollover Stockholders rather than establishing matters of fact. Accordingly, the representations and warranties in the Support and Rollover Agreement should not be relied on as characterization of the actual state of facts about Parent or any of the Rollover Stockholders.

Second Amendment to Credit Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a second amendment (the “Amendment”) to its super-priority credit agreement (the “Credit Agreement”) with WideOpenWest Finance, LLC, a wholly-owned subsidiary of the Company (the “Borrower”), certain of its other subsidiaries, all of its revolving lenders, and Wilmington Savings Fund Society, FSB, as administrative agent, to, among other things, extend the maturity date applicable to the revolving credit facility thereunder (the “Revolving Facility”) to June 30, 2027 and, conditional on the closing of the Merger, further, to September 11, 2028. After giving effect to the Amendment, the margin applicable to loans under the Revolving Facility will be, (x) prior to the closing of the Merger, 6.00% for SOFR loans or 5.00% for base rate loans and, (y) from and after the closing of the Merger, between 4.00% and 6.00% for SOFR loans or between 3.00% and 5.00% for base rate loans (adjusted based on parent contributions to the Borrower’s common equity), subject to an additional 0.50% step-down conditional on reducing aggregate revolving commitments to $212,500,000 on the closing date of the Merger.

The foregoing description of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full text of the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Second Amendment to Priority Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, on August 11, 2025, the Board approved letter agreements with each of its named executive officers, each of which provides that the named executive officer will be entitled to terminate his or her employment for “Good Reason” on, or within two years following, the Effective Time. If the named executive officer so terminates his or her employment, he or she will receive the severance benefits and equity award treatment to which he or she is entitled upon a termination for “Good Reason” within two years following a change in control (which, for the avoidance of doubt, includes the Merger).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of August 11, 2025, by and among Bandit Parent, LP, Bandit Merger Sub, Inc. and WideOpenWest, Inc.

10.1	Support and Rollover Agreement, dated as of August 11, 2025, by and among Bandit Parent, LP, WideOpenWest, Inc., the Rolling Shareholders, and Crestview Partners III GP, L.P., in its capacity as the representative of the Rolling Stockholders.

10.2	Amendment No. 2 to Super-Priority Credit Agreement, dated as of August 11, 2025, by and among WideOpenWest Finance, LLC, the Guarantors party thereto, the Revolving Lenders party thereto, and Wilmington Savings Fund Society, FSB, as Administrative Agent.

104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document

*	Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K that are not historical facts contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements related to the Transaction, including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “potential,” “continue,” “likely,” “target” or similar expressions or the negative of these terms or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing or at all, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) potential litigation relating to the Transaction that could be instituted against DigitalBridge, Crestview, WOW! or their respective affiliates, directors, managers or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the Transaction, including the diversion of management’s attention from WOW!’s ongoing business operations, will harm WOW!’s business, including current plans and operations; (iv) the ability of WOW! to retain and hire key personnel in light of the Transaction; (v) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vi) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect WOW!’s financial performance; (vii) certain restrictions during the pendency of the Transaction that may impact WOW!’s ability to pursue certain business opportunities or strategic transactions; (viii) significant transaction costs associated with the Transaction, including the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (ix) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring WOW! to pay a termination fee or other expenses; (x) the risk that WOW!’s stock price may decline significantly if the Transaction is not consummated; (xi) the risks and uncertainties pertaining to WOW!’s business, including those set forth in Part I, Item 1A of WOW!’s most recent Annual Report on Form 10-K and Part II, Item 1A of WOW!’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by WOW! with the SEC; and (xii) the risks and uncertainties that will be described in the proxy statement available from the sources indicated below. These risks, as well as other risks associated with the Transaction, will be more fully discussed in the proxy statement. While the list of factors presented here is, and the list of factors to be presented in the proxy statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on WOW!’s financial condition, results of operations, credit rating or liquidity. In light of the significant uncertainties in these forward-looking statements, WOW! cannot assure you that the forward-looking statements in this communication will prove to be accurate, and you should not regard these statements as a representation or warranty by WOW!, its directors, officers or employees or any other person that WOW! will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date they are made, and WOW! does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by applicable law.

Important Additional Information and Where to Find It

In connection with the Transaction, WOW! will file with the SEC a proxy statement on Schedule 14A, the definitive version of which will be sent or provided to Company stockholders. WOW!, affiliates of WOW! and affiliates of each of DigitalBridge and Crestview intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. WOW! may also file other documents with the SEC regarding the Transaction. This document is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document which WOW! may file with the SEC. Promptly after filing its definitive proxy statement with the SEC, WOW! will mail or provide the definitive proxy statement, the Schedule 13E-3 and a proxy card to each WOW! stockholder entitled to vote at the meeting relating to the Transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement, Schedule 13E-3 and other documents that are filed or will be filed with the SEC by WOW! through the website maintained by the SEC at www.sec.gov, WOW!’s website at www.wowway.com. The Transaction will be implemented solely pursuant to the Agreement and Plan of Merger dated as of August 11, 2025, among WOW!, Bandit Parent, LP and Bandit Merger Sub, Inc., which contains the full terms and conditions of the Transaction.

Participants in the Solicitation

WOW! and certain of its directors, executive officers and other employees, may be deemed to be participants in the solicitation of proxies from the stockholders of WOW! in connection with the Transaction. Information regarding WOW!’s directors and executive officers is contained in the Company’s proxy statement on Schedule 14A filed with the SEC on March 27, 2025 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 14, 2025, and will be contained in the proxy statement to be filed by WOW! in connection with the Transaction. Any change of the holdings of WOW!’s securities by its directors or executive officers from the amounts set forth in the Annual Meeting Proxy Statement have been reflected in the following Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC: Form 4, filed by Crestview Partners III GP, L.P. on April 2, 2025; Form 4, filed by Gunjan Bhow on April 3, 2025; Form 4, filed by Jill Bright on April 3, 2025; Form 4, filed by Phil Seskin on April 3, 2025; Form 4, filed by Crestview Partners III GP, L.P. on May 9, 2025; Form 4, filed by Crestview Partners III GP, L.P on May 12, 2025; Form 4, filed by Gunjan Bhow on May 12, 2025; Form 4, filed by Phil Seskin on May 12, 2025; Form 4, filed by Jill Bright on May 12, 2025; Form 4, filed by Jeffrey Marcus on May 12, 2025; Form 4, filed by Jose Segrera on May 12, 2025; Form 4, filed by Crestview Partners III GP, L.P. on July 2, 2025; Form 4, filed by Phil Seskin on July 3, 2025; Form 4, filed by Gunjan Bhow on July 3, 2025; and Form 4, filed by Jill Bright on July 3, 2025. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the Transaction when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, WOW!’s website at www.wowway.com or by contacting WOW!’s Investor Relations Team at andrew.posen@wowinc.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEOPENWEST, INC

Date: August 13, 2025	By:	/s/ John Rego
John Rego
Chief Financial Officer